NEWS RELEASE

	Contacts:	Michael J. Caliel, CEO Integrated Electrical Services, Inc. 713-860-1500 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E 713-529-6600
FOR IMMEDIATE RELEASE

INTEGRATED ELECTRICAL SERVICES ANNOUNCES

NEW SENIOR MANAGEMENT POSITION

HOUSTON — NOVEMBER 20, 2006 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced that Richard Humphrey, is moving into a newly created management position as Senior Vice President of the Company, effective today. In this new role, Mr. Humphrey will be responsible for leading IES’ new contract review and bid authorization process. He will also guide and implement IES’ “School-To-Work” initiative, the Company’s strategic response to addressing the severe shortage of skilled craft workers facing the electrical contracting industry.

Michael J. Caliel, IES’ President and CEO, commented, “Richard has 36 years of experience in the electrical contracting industry, having established his own company which became a part of IES in 1998. We have benefited greatly from his knowledge and expertise since then and look forward to his continued contribution in these new strategic areas.”

As part of an on-going effort to more closely align the IES businesses and streamline the organization model, IES does not plan to retain the position of Chief Operating Officer. Instead, Regional Operations Officers and certain other operations executives will report directly to Mr. Caliel.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

General information about us can be found at http://www.ies-co.com under "Investor Relations." Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.